EXHIBIT 99.1 PRESS RELEASE DATED FEBRUARY 21, 2005



FROM:    SIMON R.C. WADSWORTH

SUBJECT: MID-AMERICA  ANNOUNCES PROPERTY ACQUISITION

DATE:    FEBRUARY 21, 2005
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MEMPHIS, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today the acquisition of two upscale apartment communities totaling 657 units. The purchase price was $47 million. The sister properties, built in 1998 and 2000, are located in the northeast metro area of Atlanta on Lake Lanier.

Together, the properties consist of 657 one, two, and three bedroom upscale apartment homes that average 1,150 square feet. Units include 9-foot ceilings, crown molding, and available fireplaces. The communities feature a swimming pool, state-of-the art health and fitness center, attached garages, hiking trails and frontage along Lake Lanier.

The blended initial cap rate of the transaction, after an implied charge of 4% management fee and $350 per unit reserves, is forecast to be 6.53%, and the deal is expected to be immediately accretive to FFO and AFFO. The transaction involves the assumption of an existing loan with a balance of approximately $19.5 million, an interest rate of 6.62%, and a maturity date of March 2014.

The $27.5 million balance of the purchase price was funded by proceeds from the Company's direct stock purchase plan and by the Company's credit facilities.


MAA is a self-administered, self-managed apartment-only real estate investment trust, which owns or has ownership interest in 38,561 apartment units throughout the southeast and south-central U.S. and in Texas. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues and expenses at Mid-America's properties, anticipated lease-up (and rental concessions) at development properties, costs remaining to complete development properties, planned disposition, disposition pricing, and planned acquisitions and developments. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, construction delays that could cause new and add-on apartment units to reach the market later than anticipated, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in many of our markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.